EXHIBIT 99.1

CONTACT:

Jane Henderson

jhenderson@panacos.com

Panacos Provides Update on Corporate Strategy

Watertown, MA (December 10, 2008) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), today provided an update on its corporate strategy. The Company is reducing its workforce, effective immediately, from 33 employees to 15. These actions are being taken to manage capital resources while Panacos pursues strategic alternatives, including the financing, partnering or sale of the Company or one of its several antiviral assets, including bevirimat (PA-457), the Company’s first-in-class maturation inhibitor, which is currently in Phase 2b clinical studies in HIV-positive patients, the next-generation maturation inhibitor program (consisting of second- and third-generation compounds) and the oral fusion program (consisting of its lead compound, PA-161).

“Our talented and dedicated development team has worked so diligently on programs that continue to show great promise,” stated Alan W. Dunton, MD, President and Chief Executive of Panacos. “However, we are faced with the reality that we must take drastic measures to reflect the current market environment. These actions are in line with our goal to secure partnerships or sale for our spectrum of HIV programs, including bevirimat, our second- and third-generation maturation inhibitors, as well as the oral fusion inhibitor program. Ultimately, everyone at Panacos is dedicated to ensuring HIV patients have access to these compounds, as there are limited choices for patients once their virus becomes resistant to the treatments that are currently available.”

As of September 30, 2008, unrestricted cash, cash equivalents, and marketable securities totaled $26.9 million. Under the terms of the recently terminated loan agreement with Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), Panacos paid Hercules approximately $17.9 million on Monday, November 24, 2008. As of December 8, 2008, unrestricted cash, cash equivalents and marketable securities totaled approximately $4.7 million. The Company is seeking additional sources of capital to continue operations.

Panacos’ Development Programs

Panacos’ lead compound, bevirimat (PA-457), is the first in the new class of HIV drugs under development called maturation inhibitors, discovered by Company scientists and their academic collaborators. Bevirimat is designed to have potent activity against a broad range of HIV strains, and studies have shown bevirimat is a potent inhibitor of HIV isolates that are resistant to currently approved drugs. Panacos has completed 15 clinical studies with bevirimat in nearly 650 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile. It is currently in Phase 2b clinical studies. The Company previously determined the optimal dose range of bevirimat and identified patient response predictors to bevirimat, which now have been confirmed in multiple laboratory analyses and a prospective study. Panacos has recently developed a tablet formulation of bevirimat that demonstrates bioavailability and pharmacokinetics comparable to that of the previous solution formulation (Study 114). The Company has also completed a Phase 2b study of bevirimat (Study 204) that confirmed an optimal dose can be achieved with a twice daily dose of bevirimat tablets. Efficacy and additional safety data obtained from Study 204 support the Company’s view that the 100mg bevirimat tablet formulation should be studied further in HIV patients.

In addition to bevirimat, the Company has second- and third-generation programs in HIV maturation inhibition that include compounds with activity against HIV containing Gag polymorphisms. Panacos has also selected a lead compound, PA-161, for preclinical development in its oral HIV fusion inhibitor program.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Approximately 1 million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the Company’s ability to secure financing, complete a partnership for one or more of its antiviral assets or complete a strategic transaction on favorable terms, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

###